Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of operations of Oscient and Genesoft, giving effect to the merger using the purchase method of accounting under accounting principles generally accepted in the United States and the assumptions and adjustments described below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only to aid you in your analysis of the financial aspects of the merger, and do not purport to be indicative of the consolidated financial position and results of operations for future periods or the results that actually would have been realized had Oscient and Genesoft been a consolidated company during the specified periods.

The unaudited pro forma condensed combined financial statements are based on the respective audited and unaudited historical consolidated financial statements and the notes thereto of Oscient and Genesoft.

The pro forma adjustments were based upon available information and certain assumptions described in the notes to the unaudited pro forma condensed combined financial statements that Genome’s management believes are reasonable under the circumstances. The pro forma adjustments are based on the information available at the date of this Form 8-K/A and a preliminary determination of the purchase price allocation and are subject to change, and such changes may be material. On February 6, 2004, the closing date of the merger, Oscient raised approximately $81 million to finance the combined companies. These unaudited pro forma condensed combined financial statements do not include any adjustment to record the proceeds received from this offering or the dilutive effect of the issuance of shares related to this offering.

The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and notes thereto of Oscient included in its Annual Report on Form 10-K for the year ended December 31, 2003, which was filed with the Securities and Exchange Commission on March 5, 2004 and the separate historical financial statements and notes thereto of Genesoft for the year ended December 31, 2003 included in this Form 8-K/A.

The unaudited pro forma condensed consolidated balance sheet is as of December 31, 2003. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 assume that the merger occurred as of January 1, 2003.

Under the purchase method of accounting, the total purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired in connection with the merger, based on their estimated fair values. A preliminary valuation and purchase price allocation was conducted to determine the fair value of these assets at the transaction date. This preliminary valuation and purchase price allocation is the basis for the estimates of fair value reflected in these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information has been prepared based upon available information and certain assumptions described in the accompanying notes and the estimated fair value of assets to be acquired and liabilities to be assumed from Genesoft. The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities resulting from integration plans.

Unaudited Pro Forma Condensed Consolidated

Statements of Operations

Year-ended December 31, 2003

(in thousands, except per share amounts)

	Oscient	GeneSoft	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Biopharmaceutical	$7,009	$4,088	$—		$11,097
Genomics Services	2,049	—	—		2,049

Total revenues	9,058	4,088	—		13,146

Costs and Expenses:
Cost of services	1,902	—	—		1,902
Research and development	22,163	17,023	5,193	2(b)	44,379
Restructuring charge	5,257	—	—		5,257
Convertible Debt Retirement Expense	5,540	—	—		5,540
Selling, general and administrative	7,404	12,867	2,768	2(a)	23,039

Total costs and expenses	42,266	29,890	7,961		80,117

Loss from operations	(33,208)	(25,802)	(7,961)		(66,971)

Other Income (Expense):
Interest income	581	94	—		675
Interest expense	(990)	(10,105)	—		(11,095)
Gain (loss) on sale of fixed assets	183	—	—		183
Other income	3,645				3,645

Net Other Income (Expense)	3,419	(10,011)	—		(6,592)

Net loss	$(29,789)	$(35,813)	$(7,961)		$(73,563)

Net Loss per Common Share:
Basic and diluted	$(1.13)	$(3.03)	$—		$(1.43)

Weighted Average Common Shares Outstanding:
Basic and diluted	26,290	11,815	—		51,502

See accompanying notes to condensed combined financial statements

Unaudited Pro Forma Condensed Consolidated

Balance Sheets

December 31, 2003

(in thousands)

	Oscient	GeneSoft	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$20,969	$4,328	$(8,868	) 2(f)	$16,429
Marketable securities (held-to-maturity)	4,595	—	—		4,595
Marketable securities (available-for-sale)	3,100	—	—		3,100
Interest receivable	138	—	—		138
Accounts receivable	257	943	—		1,200
Unbilled costs and fees	79	—	—		79
Prepaid expenses and other current assets	43	164	—		207
Inventory	—	4,968			4,968

Total Current Assets	29,181	10,403	(8,868)		30,716

Property and Equipment, net	3,321	388	—		3,709
Long-term Marketable Securities (held-to-maturity)	—	—	—		—
Restricted Cash	—	3,697	—		3,697
Intangible Assets	—	8,672	77,896	2(j)	86,568
Goodwill	—	—	40,113	2(j)	40,113
Other Assets	8,014	321	(6,238	) 2(c)	2,097

	$40,516	$23,481	$102,903		$166,900

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term obligations	$1,167	$24,986	$(7,106	) 2(d)	$19,047
Accounts payable	1,524	1,310	—		2,834
Clinical trial expense accrual and other accrued liabilities	7,135	11,965	6,115	2(e)	25,215
Deferred revenue	458	—	—		458

Total Current Liabilities	10,284	38,261	(991)		47,554

Long-term Obligations, net of current maturities	292	7,940	—		8,232

Shareholders’ Equity:
Common stock, par value	3,148	1	2,520	2(g)	5,669
Additional paid in capital	182,727	68,660	29,470	2(h)	280,857
Accumulated deficit	(155,564)	(91,381)	79,604	2(i)	(167,341)
Other shareholders’ equity	(371)	—	(7,700)		(8,071)

Total Shareholders’ Equity	29,940	(22,720)	103,894		111,114

	$40,516	$23,481	$102,903		$166,900

See accompanying notes to condensed combined financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Description of Merger and Purchase Price

On February 6, 2004, Oscient completed its merger with Genesoft in a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States. Under the terms of the merger agreement, Oscient issued an aggregate of 28,571,371 shares of its common stock, options and warrants to purchase Oscient common shares to existing shareholders, promissory note holders and holders of stock options and warrants of Genesoft. The exact amount of common stock, stock options, and warrants to be issued by Oscient was determined at the closing date of the merger based on a common exchange ratio of 1.1905.

Each holder of a stock option or warrant to purchase shares of Genesoft common stock that did not terminate by its terms prior to the merger received an option or warrant to purchase a number of shares of Oscient common stock equal to the product of the number of Genesoft shares for which such option or warrant was exercisable multiplied by the common exchange ratio and with an exercise price equal to the exercise price per share of such option in effect immediately prior to the merger divided by the common exchange ratio.

Coincident with the signing of the merger agreement, Oscient made a bridge loan of $6.2 million to Genesoft pursuant to a promissory note issued by Genesoft, which was forgiven on the closing date of the merger.

The estimated total purchase price of the merger is calculated as follows (in thousands):

Issuance of 25,211,766 shares of Oscient common stock to existing Genesoft common shareholders, promissory note holders and warrant holders	$74,879
Fair value of 3,311,149 options issued in exchange for Genesoft stock options	19,334
Payment to LG Life Sciences related to FACTIVE license	8,000
Bridge loan and related accrued interest to be forgiven at closing	6,238
Fair value of 48,456 warrants issued in exchange for Genesoft warrants	200
Severance payments to certain Genesoft employees	1,441
Estimated direct transaction costs uncured by Oscient	4,674

114,766
Less: Amount related to unvested stock options allocated to deferred compensation	(7,700)

Total Estimated Purchase Price	$107,066

The fair value of the Oscient shares used in determining the purchase price was $2.97 per share based on the average closing price of Oscient’s stock from the two days before through two days after November 18, 2003, the date of the public announcement of the merger. The fair value of the options and warrants assumed by Oscient in connection with the merger was determined based on a stock price of $6.145 per share, the average fair value of the stock price on the date of the merger, using the Black-Scholes method with the following assumptions: risk free interest rate of 3.8%, volatility of 84% and no expected dividend. The options have an expected life of four years, which is based on historical Oscient experience. The warrants expire in October 2007 and June 2011.

Deferred compensation reflects the estimated intrinsic value of approximately 1.3 million shares of unvested stock options that will be outstanding as of December 31, 2003.

The preliminary allocation of the purchase price is as follows (in thousands):

Current assets	$10,403
Property, plant and equipment, net	388
In-process research and development	11,777
Intangible assets	86,568
Goodwill	40,113
Other assets	321
Restricted cash	3,697
Current liabilities	(38,261)
Long-term liabilities	(7,940)

Total	$107,066

The final determination of the purchase price allocation will be based on the fair values of the assets, including the fair value of in-process research and development and other intangibles, and the fair value of liabilities assumed on February 6, 2004, the closing date of the merger. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed consolidated financial information above.

The valuation of the purchased intangible assets of $77.9 million was based on the result of a valuation using the income approach and applying a risk–adjusted discount rate of between 15% to 22%. The valuation of purchased intangible assets include Genesoft’s lead product and developed technology, FACTIVE, valued at $72.7 million, an orally administered, broad-spectrum fluoroquinolone antibiotic which was approved by the FDA for the treatment of acute bacterial exacerbation of chronic bronchitis

(ABECB) and community-acquired pneumonia (CAP) of mild to moderate severity. The valuation of purchased intangible assets also includes the value of a manufacturing and supply agreement for FACTIVE with a third party of $5.2 million. Intangible assets also include capital license costs of $8.7 million incurred through Genesoft’s licensing arrangement with LG subsequent to approval of FACTIVE in April 2003 and are being amortized over the term of the license.

The valuation of the in-process research and development of $11.8 million represents a peptide deformylase inhibitor research program (PDF) for the development of GSQ-83698 and oral PDF inhibitors, licensed from British Biotech (now Vernalis) for the treatment of community-acquired infections. In-process research and development also includes three novel metalloenzyme bacterial targets from Vernalis that the combined company may elect to initiate a drug discovery program to develop therapeutics directed against these targets.

Goodwill of $40.1 million represents the excess of the purchase price over the fair market value of the tangible and identifiable intangible assets. The unaudited pro forma condensed combined consolidated statements of operations do not reflect the amortization of goodwill acquired in the proposed merger consistent with the guidance in Financial Accounting Standards Board (FASB) Statement No, 142, Goodwill and Other Intangible Assets.

Note 2—Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	An adjustment has been made to reflect the amortization of deferred compensation of $2,768,000 in 2003 related to the intrinsic value of the unvested portion of stock options issued by Oscient to holders of Genesoft stock options at the close of the merger. Deferred compensation will be amortized over the remaining vesting period of these options.

(b)	An adjustment to reflect amortization expense of $5,193,000 on estimated intangible assets based on an estimated useful life of 15 years for FACTIVE and the related manufacturing and supply agreement.

(c)	An adjustment has been made to reflect the bridge loan and interest expense totaling $6,238,000 forgiven at the closing date of the merger.

(d)	An adjustment has been made for payment of $868,000 by Oscient to certain promissory note holders of Genesoft at the closing date of the merger and to reflect the bridge loan and interest of $6,238,000 forgiven at the merger.

(e)	An adjustment has been made to accrue estimated merger costs of $4,674,000 expected to be incurred by Oscient in connection with the merger, consisting primarily of financial advisory and legal and accounting fees. An adjustment has also been made to accrue estimated severance costs of $1,441,000 expected to be incurred by Oscient related to the termination of certain Genesoft employees.

(f)	An adjustment has been made to reflect a payment of $8,000,000 made by Oscient to LG Life Sciences at the closing of the merger under Genesoft’s License Agreement with LG Life Sciences for FACTIVE and a payment of $868,000 by Oscient to certain promissory note holders of Genesoft at the closing date of the merger.

(g)	An adjustment to eliminate the par value of Genesoft historical common stock of $1,000 has been made in consideration of the merger offset by the par value of $2,521,000 of new Oscient securities issued in consideration of the merger.

(h)	The reduction in pro forma combined additional paid-in-capital is as follows (in thousands):

Elimination of Genesoft additional paid-in capital	$(68,660)
Value of new Oscient securities issued in consideration of the merger (including options and warrants of $8,381 and a bridge loan of $6,238)	100,651
Less par value assigned to common stock	(2,521)

$29,470

(i)	The reduction in pro forma combined accumulated deficit is as follows (in thousands):

Elimination of Genesoft’s historical accumulated deficit	$91,381
Charge for in-process research and development	(11,777)

$79,604

(j)	An adjustment has been made to reflect the estimated valuation of the purchased intangible assets of $86.6 million less the historical value of Genesoft’s intangible assets of $8.7 million and goodwill of $40.1 million, as further explained above.